Exhibit 99.2

Greenland Technologies Holding Corporation Reports First Quarter 2021 Unaudited Financial Results

- First Quarter Revenue of $24.6 million, up 149.3% year over year

- First Quarter Net Income of $2.4 million, up 644.7% year over year

EAST WINDSOR, N.J., May 12, 2021 /PRNewswire/ -- Greenland Technologies Holding Corporation (NASDAQ: GTEC) ("Greenland" or the "Company"), a technology developer and manufacturer of electric industrial vehicles and drivetrain systems for material handling machineries and vehicles, today announced its unaudited financial results for the quarter ended March 31, 2021.

First Quarter 2021 Financial and Operating Highlights

●	Total revenues were $24.6 million, an increase of 149.3% from $9.9 million in the first quarter of 2020.

●	Gross margin was 20.7%, an increase of 1.2 percentage points year over year.

●	Net Income was $2.4 million, an increase of 644.7% from $0.3 million in the first quarter of 2020.

●	Number of transmission products sold was 36,986 units, an increase of 129.7% compared with 16,099 units in the first quarter of 2020

CEO and CFO Remarks

Mr. Raymond Wang, CEO of Greenland Technologies Holding Corporation, commented, “I am very proud of our team for continuing to deliver exceptional results. We achieved our best quarter to date, with $24.6 million in revenue driven by a record delivery of roughly 37,000 transmission units. These results illustrate our successful operating strategy that utilizes our established supply chain, production expertise and state-of-the-art 605,000 square feet manufacturing facility. We continue to earn the trust of our clientele through focusing on their business needs when others cannot during this global pandemic. As businesses begin to reopen, the demand for material handling vehicles such as forklift trucks in China has never been larger and is expected to continue to drive growth of our core business throughout the year as we consider ourselves as a market leader in the industry.”

Mr. Wang continued, “At the same time, we will continue to expand our product roadmap with innovative lithium battery powered solutions and electric industrial vehicles which will add further value to us and distinguish Greenland in both the China and global markets. We will continue to expand our manufacturing capabilities in China and enlarge our manufacturing footprint with assembly sites in the United States to deploy our new line of electric industrial vehicles. We expect to have our first production-ready electric industrial vehicle, an electric loader vehicle with a 1.8-ton payload capacity powered by a 141kwh lithium battery, in Q4 of this year. This will bring Greenland from a critical component provider to a fully integrated electric industrial vehicle company. We can expand the potential value of our addressable market opportunities on a major scale as we work to meet customer demands and build greater value for our shareholders.”

Mr. Jing Jin, Greenland Technologies’ Chief Financial Officer commented: “We generated strong quarterly results with impressive financial and operational performances. Total revenues grew 149.3% year over year to $24.6 million, with a 644.7% net income increase year over year, reaching $2.4 million. These results demonstrate both the soundness of our growth strategy and our ability to generate attractive profit. With a solid balance sheet position and cutting-edge knowledge, we will continue to invest in research and new products to drive accelerated growth in electric industrial vehicles sector.”

First Quarter 2021 Financial Results

Revenues

Total revenues were $24.6 million, an increase of approximately 149.3% year-over-year. The increase was primarily due to the significant increase in our sales volume. The number of transmission products sold increased 129.7% to 36,986 units from 16,099 units in the first quarter of 2020.

Costs of Goods Sold

Costs of goods sold were $19.5 million, an increase of 145.4% from $7.9 million in the first quarter of 2020. The increase was primarily due to our increase in sales volume.

Gross profit

Gross profit was $5.1 million, an increase of 165.3% from US$1.9 million in the first quarter of 2020.

Gross margin was 20.7%, up 1.2 percentage points from 19.5% in the first quarter of 2020. The increased gross margin was primarily due to the decreased material costs as we continue to lower the costs of material through negotiation with our suppliers.

Operating expenses

Total operating expenses were $2.2 million, up 21.3% from $1.9 million in the first quarter of 2020. Operating expense as a percentage of total revenues was 9.1%, a decrease of 9.7 percentage points compared to 18.8% in the first quarter of 2020. The reduction in operating expenses was primarily due to the Company’s better operating efficiency.

●	Selling expenses were $0.38 million, an increase of 74.9% from $0.22 million in the first quarter of 2020. The increase was mainly due to (i) higher selling and promotional expenses to support transmission product sales, (ii) the expansion of our sales network and associated personnel costs for sales staff.

●	General and administration expenses were $0.91 million, a decrease of 15.2% from $1.07 million in the first quarter of 2020. The decrease was primarily due to the lower administrative expenditures and the improved operating efficiency.

●	Research and development expenses were $0.96 million, an increase of 70.0% from $0.56 million in the first quarter of 2020. The increase was mainly due to higher research development costs and human resources expenses, as the Company continued to strengthen its product development efforts.

Income from operations

Income from operations was $2.9 million, an increase of 4073.2% from $0.68 million in the first quarter of 2020.

Net Income

Net Income was $2.4 million, an increase of 644.7% from $0.33 million in the first quarter of 2020.

Earnings per share

Basic and diluted net income per ordinary share was $0.21, an increase of 600% from $0.03 in first quarter of 2020.

Business Outlook

For the full year of 2021, the Company expects total revenues to be between $80 million to $90 million, representing an increase of approximately 20% to 35% growth year over year from 2020.

The above outlook is based on information available as of the date of this press release and reflects the Company’s current and preliminary expectations regarding its business situation and market conditions. The outlook is subject to change, especially considering the uncertainties which may result from how the COVID-19 pandemic develops globally.

Conference Call

The Greenland Technologies Holding Corporation management team will host an earnings conference call at 8:30 AM on Wednesday, May 12, 2021, U.S. Eastern Time.

Please register in advance for the conference using the link below and dial in 10 minutes before the conference is scheduled to begin. Conference access information will be provided upon registration.

Online Participant Registration: http://apac.directeventreg.com/registration/event/8952138

A replay of the conference call may be accessed by phone at the following numbers until May 20, 2021. To access the replay, please reference the conference ID 8952138.

Phone Number
International	+61 2 8199-0299
United States	+1 (855) 452-5696
China Hong Kong	+852 800963117
Mainland China	+86 4006322162 +86 8008700205

A live and archived webcast of the conference call will be available at https://edge.media-server.com/mmc/p/7wjbeogk

About Greenland Technologies Holding Corporation

Greenland Technologies Holding Corporation (NASDAQ: GTEC) is a developer and a manufacturer of drivetrain systems for material handling machineries and electric vehicles, as well as electric industrial vehicles. For more information visit www.gtec-tech.com.

Safe Harbor Statement

This press release contains statements that may constitute "forward-looking statements." Such statements reflect Greenland's current views with respect to future events and are subject to such risks and uncertainties, many of which are beyond the control of Greenland, including those set forth in the Risk Factors section of Greenland's Annual Report on Form 10-K and Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Greenland's expectations with respect to future performance. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company's operations, the demand for the Company's products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Greenland does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Statement Regarding Preliminary Unaudited Financial Information

The unaudited financial information set out in this earnings release is preliminary and subject to potential adjustments. Adjustments to the consolidated financial statements may be identified when audit work has been performed for the Company’s year-end audit, which could result in significant differences from this preliminary unaudited financial information.

Investor Contact:

In the U.S.: Julia@blueshirtgroup.com
In China: Susie@blueshirtgroup.com

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED, IN U.S. DOLLARS)

	For the three months ended March 31,
	2021	2020
REVENUES	$24,610,894	$9,872,067
COST OF GOODS SOLD	19,506,507	7,948,119
GROSS PROFIT	5,104,387	1,923,948
Selling expenses	379,230	216,841
General and administrative expenses	911,139	1,074,409
Research and development expenses	959,545	564,298
Total operating expenses	$2,249,914	$1,855,548
INCOME FROM OPERATIONS	$2,854,473	$68,400
Interest income	4,595	33,310
Interest expense	(180,189)	(321,692)
Other income	287,190	597,252
INCOME BEFORE INCOME TAX	$2,965,855	$377,270
INCOME TAX	522,616	49,187
NET INCOME	$2,443,239	$328,083
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	314,671	71,419
NET INCOME ATTRIBUTABLE TO GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES	$2,128,568	$256,664
OTHER COMPREHENSIVE INCOME (LOSS):	(258,229)	(1,305,760)
Unrealized foreign currency translation income (loss) attributable to Greenland technologies holding corporation and subsidiaries	(189,103)	(604,994)
Unrealized foreign currency translation income (loss) attributable to Noncontrolling interest	(69,126)	(700,766)
Comprehensive income (loss)	1,939,465	(348,330)
Noncontrolling interest	245,545	(629,347)
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	10,333,968	10,009,198
NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted	0.21	0.03

The accompanying notes are an integral part of the unaudited consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31, 2020

(IN U.S. DOLLARS)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,092,764	$7,159,015
Restricted cash	2,058,213	2,244,038
Notes receivables	32,579,066	30,803,772
Accounts receivable, net of allowance for doubtful accounts of $982,497 and $986,532, respectively	21,067,228	12,408,548
Inventories	17,954,414	15,380,063
Due from related parties-current	38,380,597	38,535,171
Advance to suppliers	541,251	447,901
Prepayments and other current assets	670,915	664,926
Total Current Assets	$121,344,448	$107,643,434

Non-current asset
Property, plant, equipment and construction in progress, net	19,593,515	20,135,339
Land use rights, net	3,995,980	4,035,254
Other intangible assets	-	-
Due from related parties – non-current	-	-
Deferred tax assets	157,807	158,455
Goodwill	3,890	3,890
Other non-current assets	22,104	158,455
Total non-current assets	$23,773,296	$24,335,303
TOTAL ASSETS	$145,117,744	$131,978,737

The accompanying notes are an integral part of the unaudited consolidated financial statements.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31, 2020 (Continued)

(IN U.S. DOLLARS)

	March 31,	December 31,
	2021	2020
	(Unaudited)
Current Liabilities
Short-term bank loans	$17,648,585	$18,487,356
Notes payable-bank acceptance notes	30,539,541	25,889,067
Accounts payable	28,530,195	22,005,260
Customer deposits	385,586	366,029
Due to related parties	8,088,221	9,051,119
Other current liabilities	2,131,081	2,212,325
Long-term payable- current portion	767,496	797,179
Total current liabilities	$88,090,705	$78,808,335

Long-term liabilities
Long-term payables	-	166,292
Other long-term liabilities	2,270,726	2,342,648
Total long-term liabilities	$2,270,726	$2,508,940
TOTAL LIABILITIES	$90,361,431	$81,317,275
COMMITMENTS AND CONTINGENCIES
EQUITY
Ordinary shares, no par value, 10,498,127 shares authorized; 10,498,127 and 10,225,142 shares issued and outstanding as of March 31, 2021 and December 31, 2020.	-	-
Additional paid-in capital	15,617,239	13,707,39
Statutory reserves	4,517,117	4,517,117
Retained earnings	28,856,900	26,728,332
Accumulated other comprehensive loss	(252,028)	(62,925)
Total shareholders’ equity	$48,739,228	$44,889,922
Non-controlling interest	6,017,085	5,771,540
TOTAL EQUITY	$54,756,313	$50,661,462

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$145,117,744	$131,978,737

The accompanying notes are an integral part of the unaudited consolidated financial statements.